UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

INTERTAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2130875
(State of incorporation or organization)	(I.R.S. employer identification number)

279 Bayview Drive Barrie, Ontario, Canada	L4M 4W5
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☐

Securities Act Registration Statement File Number to which this Form Relates: n/a

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	New York Stock Exchange, Toronto Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None.

InterTAN, Inc. (the “Company”) hereby amends Item 1 of its Registration Statement on Form 8-A, dated September 17, 1999, by adding the information set forth below under the new captions “First Amendment to the Rights Agreement” and “Second Amendment to the Rights Agreement.” The Company also amends Item 2 in its entirety as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered.

The information for the Rights to Purchase Series A Junior Participating Preferred Stock under Item 1. “Description of Registrant’s Securities to be Registered” set forth in the Registration Statement on Form 8-A (Registration No. 001-10062) of the Company filed with the Securities and Exchange Commission on September 17, 1999 is incorporated herein by reference.

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

As of February 25, 2004, the Company and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., as Rights Agent (the “Successor Rights Agent”), entered into Amendment No. 1 to the Rights Agreement (the “First Amendment”). The First Amendment amends the Rights Agreement to provide that the existing Rights will expire immediately prior to the effective time of a merger of the Company with any of its direct or indirect subsidiaries (a “Restructuring Merger”), where the purpose of such merger is to cause the Company to become a direct or indirect, wholly-owned subsidiary of a Person that prior to the effective time of such merger had been a direct or indirect, wholly-owned subsidiary of the Company (the “New Parent”). Pursuant to the First Amendment (i) neither a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event, nor a Shares Acquisition Date shall be deemed to have occurred, (ii) none of the New Parent, or any of its Affiliates or Associates, shall be deemed to have become an Acquiring Person, and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Agreement, including without limitation pursuant to any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of (a) the approval, execution or delivery of a merger agreement providing for a Restructuring Merger, or any amendments thereof, approved in advance by the Board of Directors of the Company (each, a “Restructuring Merger Agreement”), (b) the adoption of a Restructuring Merger Agreement by the Company’s stockholders, (c) the exchange of the Company’s Common Shares pursuant to a Restructuring Merger Agreement, or (d) the consummation of any of the transactions contemplated by a Restructuring Merger Agreement in accordance with the provisions thereof, including the Restructuring Merger provided for in such Restructuring Merger Agreement. A copy of the First Amendment is filed as an exhibit to this Registration Statement and is incorporated herein by reference.

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

As of March 30, 2004, the Company and the Successor Rights Agent entered into Amendment No. 2 to the Rights Agreement (the “Second Amendment”). The Second Amendment amends the Rights Agreement to provide that the existing Rights will expire immediately prior to the initial purchase of Common Shares by Winston Acquisition Corp. pursuant to that certain Acquisition Agreement and Agreement and Plan of Merger dated as of March 30, 2004 by and among the Company, Circuit City Stores, Inc. and Winston Acquisition Corp. (the “Acquisition Agreement”). Pursuant to the Second Amendment, (i) neither a Distribution Date, Flip-In Event, Flip-In Trigger Date, Flip-Over Event, nor a Shares Acquisition Date shall be deemed to have occurred, (ii) none of Circuit City Stores, Inc., Winston Acquisition Corp., nor any of their respective affiliates or associates, shall be deemed to have become an Acquiring Person, and (iii) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights under, the Rights Agreement, including without limitation pursuant to any of Sections 3, 7, 11 or 13 of the Rights Agreement, in any such case by reason of (a) the approval, execution or delivery of the Acquisition Agreement or any amendments thereof approved in advance by the board of directors of the Company, (b) the announcement of or the consummation of any of the transactions contemplated thereby, or (c) the taking of any of the actions contemplated thereby. A copy of the Second Amendment is filed as an exhibit to this Registration Statement and is incorporated herein by reference.

2

Item 2.	Exhibits

Exhibit No.	Description

1	Restated Certificate of Incorporation (filed as Exhibit 3(a) to the Company’s Registration Statement on Form 10 and incorporated herein by reference).

2	Certificate of Amendment of Restated Certificate of Incorporation (filed as Exhibit 3(a)(i) to the Company’s Annual Report on Form 10-K for fiscal year ended June 30, 1995 and incorporated herein by reference).

3	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (filed as Exhibit 3(a)(i) to the Company’s Registration Statement on Form 10 and incorporated herein by reference).

4	Amended and Restated Bylaws (filed as Exhibit 3(b)(iii) to the Company’s Annual Report on Form 10-K for fiscal year ended June 30, 1996 and incorporated herein by reference).

5	Rights Agreement between InterTAN, Inc. and BankBoston, N.A. (filed as Exhibit 4 to the Company’s Form 8-A filed on September 17, 1999 and incorporated herein by reference).

6	Amendment No. 1 to Rights Agreement dated as of February 25, 2004 between the Company and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., as Rights Agent (filed as Exhibit 4.3 to NexxTech Inc.’s Registration Statement on Form S-4 dated February 27, 2004 and incorporated herein by reference).

7	Amendment No. 2 to Rights Agreement dated as of March 30, 2004 between the Company and EquiServe Trust Company, N.A., as successor to BankBoston, N.A., as Rights Agent (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INTERTAN, INC.

By:	/s/ Jeffrey A. Losch

Jeffrey A. Losch Senior Vice President, Secretary and General Counsel

Date: April 27, 2004